Exhibit 99.1
Section 13(r) Disclosure

The Blackstone Group L.P. disclosed the following regarding the activities of TRW Automotive Holdings Corp. and Travelport Limited, which may be considered our affiliates, in its annual report for the fiscal year ended December 31, 2012. We have not independently verified or participated in the preparation of this disclosure.
TRW Automotive Holdings Corp.
TRW Automotive Holdings Corp., which may be considered our affiliate, included the disclosure reproduced below in its Annual Report on Form 10-K filed with the SEC on February 15, 2013. We have not independently verified or participated in the preparation of this disclosure.
“Pursuant to Section 13(r)(1)(D)(iii) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), we note that in 2012 certain of our non-U.S. subsidiaries sold products to customers that could be affiliated with, or deemed to be acting on behalf of, the Industrial Development and Renovation Organization, which has been designated as an agency of the Government of Iran. Gross revenue attributable to such sales was approximately $8,326,000, and net profit from such sales was approximately $377,000. Although these activities were not prohibited by U.S. law at the time they were conducted, our subsidiaries have discontinued their dealings with such customers, other than limited wind-down activities (which are permissible), and we do not otherwise intend to continue or enter into any Iran-related activity.”
Travelport Limited
Travelport Limited, which may be considered our affiliate, provided the disclosure reproduced below. We have not independently verified or participated in the preparation of this disclosure.
“As part of our global business in the travel industry, we provide certain passenger travel-related GDS and airline IT services to Iran Air. We also provide certain airline IT services to Iran Air Tours. All of these services are either exempt from applicable sanctions prohibitions pursuant to a statutory exemption permitting transactions ordinarily incident to travel or, to the extent not otherwise exempt, specifically licensed by the U.S. Office of Foreign Assets Control. Subject to any changes in the exempt/licensed status of such activities, we intend to continue these business activities, which are directly related to and promote the arrangement of travel for individuals.”
Travelport has not provided us with gross revenues and net profits attributable to the activities described above.

The Blackstone Group L.P. disclosed the following regarding the activities of Hilton Worldwide, Inc. (“Hilton”), SunGard Capital Corp., SunGard Capital Corp. II and SunGard Data Systems Inc. and Travelport Limited, which may be considered our affiliates, in its quarterly report for the quarter ended March 31, 2013. We have not independently verified or participated in the preparation of this disclosure.
Hilton Worldwide Inc.
Hilton Worldwide Inc., which may be considered our affiliate, provided the disclosure reproduced below in connection with activities during the first fiscal quarter of 2013. We have not independently verified or participated in the preparation of this disclosure.
“During the reporting period, the Iranian Ministry of Youth and Sports purchased a number of room nights at the Hilton Ankara, Turkey, which is leased by a foreign affiliate of Hilton. Revenue received by Hilton for these hotel stays was approximately $4,360 and net profit was approximately $1,700. During calendar year 2012, the Embassy of Iran purchased a number of room nights at the hotel and organized a concert event in the hotel ballroom. Revenue received by Hilton for the services provided to the Embassy of Iran in 2012 was approximately $11,070 and net profit was approximately $4,300. Hilton believes that the hotel stays were exempt from the Iranian Transactions and Sanctions Regulations, 31 C.F.R. Part 560, pursuant to the International Emergency Economic Powers Act (“IEEPA”). The Hilton Ankara intends to continue engaging in future similar transactions to the extent they remain permissible under IEEPA.
Also during the reporting period, certain individual employees at two Hilton-branded hotels in the United Arab Emirates received routine wage payments as direct deposits to their personal accounts at Bank Melli, an entity identified on the Specially Designated Nationals and Blocked Persons List (“SDN List”) maintained by the Office of Foreign Assets Control in the U.S. Department of the Treasury. In addition, certain individual employees at these hotels received routine wage payments as direct deposits to their personal accounts at Bank Melli during calendar year 2012. Both of these hotels are owned by a third party, staffed by employees of the third-party owner and operated pursuant to a management agreement between the owner and a Hilton affiliate. In each case, these payments originated from the third-party owner's account to the personal accounts of the employees at their chosen bank. No revenues or net profits are associated with these transactions. Both hotels have advised Hilton that they will discontinue making direct deposits to accounts at Bank Melli.
During the reporting period, several individuals stayed at the DoubleTree Kuala Lumpur, Malaysia, pursuant to a rate agreement between the hotel and Mahan Air, an entity identified on the SDN List. This hotel is staffed by employees of the third-party owner and operated pursuant to a management agreement between the owner and a Hilton affiliate. Under the agreement, which was entered into in the name of the owner, the hotel reserved a number of rooms for Mahan Air crew members at the DoubleTree Kuala Lumpur several times each week. Revenue received by Hilton attributable to Mahan Air crew hotel stays during the reporting period was approximately $1,550. The DoubleTree Kuala Lumpur also reserved a number of rooms for Mahan Air crew members during calendar year 2012. Revenue received by Hilton attributable to Mahan Air crew hotel stays in 2012 was approximately $3,820. Hilton considers its net profit on management fees to be approximately the same as its revenue. The DoubleTree Kuala Lumpur has terminated the agreement and does not intend to engage in any future transactions with Mahan Air.”
SunGard Capital Corp., SunGard Capital Corp. II and SunGard Data Systems Inc.
SunGard Capital Corp., SunGard Capital Corp. II and SunGard Data Systems Inc. (collectively referred to herein as “SunGard”), which may be considered our affiliates, provided the disclosure reproduced below in connection with activities during the first fiscal quarter of 2013. We have not independently verified or participated in the preparation of this disclosure.
“As previously reported on our Annual Report on Form 10-K for the year ended December 31, 2012, pursuant to Section 13(r)(1)(D)(i) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during 2012 a U.K. subsidiary of ours provided certain limited disaster recovery services and hosted co-location of some hardware at our premises in London for Bank Saderat PLC, a bank incorporated and based in the U.K. Bank Saderat PLC is identified on the U.S. Treasury Department's List of Specially Designated Nationals and Blocked Persons pursuant to Executive Order No. 13224. Our subsidiary terminated this contract in the first quarter of 2013, and we do not otherwise intend to enter into any Iran-related activity. The gross revenue and net profits attributable to these activities in the first quarter of 2013 were less then £5,000 each.”
Additionally, after Blackstone filed its Form 10-K for fiscal year 2012, SunGard included the disclosure reproduced below in its Form 10-K for fiscal year 2012. We have not independently verified or participated in the preparation of this disclosure.
“Pursuant to Section 13(r)(1)(D)(i) of the Exchange Act, we note that during 2012 a U.K. subsidiary of ours provided certain limited disaster recovery services and hosted co-location of some hardware at our premises in London for Bank Saderat PLC, a bank incorporated and based in the UK. Bank Saderat PLC is identified on the U.S. Treasury Department's List of Specially Designated Nationals and Blocked Persons pursuant to Executive Order No. 13224. The intent of the services was to facilitate the ability of the UK-based employees of Bank Saderat PLC to continue local operations in the event of a disaster or other unplanned event in the UK, including use of shared work space and recovery of the Bank's local UK data. The gross revenue and net profits attributable to these activities in 2012 was £16,300 and approximately £5,700, respectively. During 2012, no disaster or unplanned event occurred causing Bank Saderat PLC to make use of our recovery facilities in London, but Bank Saderat PLC did perform annual testing on-site. Our subsidiary has terminated this contract in the first quarter of 2013, and we do not otherwise intend to enter into any Iran-related activity.”
Travelport Limited
Travelport Limited, which may be considered our affiliate, provided the disclosure reproduced below in connection with activities during the first fiscal quarter of 2013. We have not independently verified or participated in the preparation of this disclosure.
“As part of our global business in the travel industry, we provide certain passenger travel-related GDS and airline IT services to Iran Air. We also provide certain airline IT services to Iran Air Tours. All of these services are either exempt from applicable sanctions prohibitions pursuant to a statutory exemption permitting transactions ordinarily incident to travel or, to the extent not otherwise exempt, specifically licensed by the U.S. Office of Foreign Assets Control. Subject to any changes in the exempt/licensed status of such activities, we intend to continue these business activities, which are directly related to and promote the arrangement of travel for individuals.”
Travelport has not provided us with gross revenues and net profits attributable to the activities described above.

The Blackstone Group L.P. disclosed the following regarding the activities of Hilton Worldwide, Inc. and Travelport Limited, which may be considered our affiliates, in its quarterly report for the quarter ended June 30, 2013. We have not independently verified or participated in the preparation of this disclosure.

Hilton Worldwide, Inc.

“As previously disclosed, during the reporting period, certain individual employees at two Hilton-branded hotels in the United Arab Emirates received routine wage payments as direct deposits to their personal accounts at Bank Melli, an entity identified on the Specially Designated Nationals and Blocked Persons List (“SDN List”) maintained by the Office of Foreign Assets Control in the U.S. Department of the Treasury. Both of these hotels are owned by a third party, staffed by employees of the third-party owner and operated pursuant to a management agreement between the owner and a Hilton affiliate. In each case, these payments originated from the third-party owner's account to the personal accounts of the employees at their chosen bank. During the reporting period, both hotels discontinued making direct deposits to accounts at Bank Melli. No revenues or net profits are associated with these transactions.

Also as previously disclosed, during the reporting period, several individuals stayed at the DoubleTree Kuala Lumpur, Malaysia, pursuant to a rate agreement between the hotel and Mahan Air, an entity identified on the SDN List. The rate agreement was terminated as of May 2, 2013. This hotel is staffed by employees of the third-party owner and operated pursuant to a management agreement between the owner and a Hilton affiliate. Under the rate agreement, which was entered into in the name of the owner, the hotel reserved a number of rooms for Mahan Air crew members at the DoubleTree Kuala Lumpur several times each week. Revenue and net profit received by Hilton attributable to Mahan Air crew hotel stays during the reporting period was approximately $430.”

Travelport Limited

 “As part of our global business in the travel industry, we provide certain passenger travel related GDS and airline IT Solutions services to Iran Air. We also provide certain airline IT Solutions services to Iran Air Tours. All of these services are either exempt from applicable sanctions prohibitions pursuant to a statutory exemption in the International Emergency Economic Powers Act permitting transactions ordinarily incident to travel or, to the extent not otherwise exempt, specifically licensed by the U.S. Office of Foreign Assets Control (“OFAC”). Subject to any changes in the exempt/licensed status of such activities, we intend to continue these business activities, which are directly related to and promote the arrangement of travel for individuals.

Prior to and during the reporting period, we also provided airline IT Solutions services to Syrian Arab Airlines. These services were generally understood to be permissible under the same statutory travel exemption. The services were terminated following the May 2013 action by OFAC to designate this airline as a Specially Designated Global Terrorist pursuant to the Global Terrorism Sanctions Regulations.

The gross revenue and net profit attributable to these activities in the quarter ended June 30, 2013 were approximately $248,000 and $176,000, respectively.”